Deutsche Bank Aktiengesellschaft

To:

HSBC BANK USA, NATIONAL ASSOCIATION, not in its individual or corporate capacity but solely as Trustee for the Supplemental Interest Trust for Deutsche Alt-A Securities Mortgage Loan Trust, Series 2006-AR2

Attn:	Corporate Trust & Loan Agency/DBALT 2006-AR2
Fax No:	(212) 525-1300
From:	DEUTSCHE BANK AG, NEW YORK BRANCH
Reference:	Global No. N490669N
Date:	June 30, 2006

Swap Transaction Confirmation

The purpose of this letter agreement (“Confirmation”) is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the “Transaction”) between Deutsche Bank AG, New York Branch (“DBAG”) and HSBC Bank USA, National Association, not in its individual or corporate capacity but solely as Trustee for the Supplemental Interest Trust for Deutsche Alt-A Securities Mortgage Loan Trust, Series 2006-AR2 (“Counterparty”) created under the Pooling and Servicing Agreement  for Deutsche Alt-A Securities Mortgage Loan Trust, Series 2006-AR2 dated as of June 1, 2006 among Deutsche Alt-A Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer and securities administrator, and HSBC Bank USA, National Association, as trustee (the “Pooling and Servicing Agreement”).

The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation.  In the event of any inconsistency between the 2000 Definitions and this Confirmation, this Confirmation will govern for the purposes of the Transaction.  References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for the purposes of the 2000 Definitions.  Capitalized terms used in this Confirmation and not defined in this Confirmation or the 2000 Definitions shall have the respective meaning assigned in the Agreement.  Each party hereto agrees to make payment to the other party hereto in accordance with the provisions of this Confirmation and of the Agreement.

This Confirmation supersedes any previous Confirmation or other communication with respect to the Transaction and evidences a complete and binding agreement between you and us as to the terms of the Swap Transaction to with this Confirmation relates.  This Confirmation supplements, forms part of, and  is subject to the terms and conditions of the ISDA Master Agreement dated as of June 30, 2006, between each of DBAG and Counterparty (the “Agreement”).

Capitalized terms used in this Confirmation and not defined in the Agreement, this Confirmation or the 2000 Definitions shall have the respective meaning assigned in the Pooling and Servicing Agreement.

1. The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

General Terms
Trade Date:	June 28, 2006
Effective Date:	June 30, 2006
Termination Date:	The earlier to occur of (i) May 25, 2036, and (ii) the date upon which the Notional Amount has been reduced to zero, subject to adjustment in accordance with the Following Business Day Convention.
Notional Amount:

With respect to any Payment Date, the lesser of (i) the aggregate Scheduled Principal Balance of the Loans as of the Due Date in the prior calendar month (after giving effect to Principal Prepayments received in the Prepayment Period related to that prior Due Date) and (ii) the aggregate  Certificate Principal Balance of the Class A-1-1 Certificates immediately prior to that Payment Date.

Payment Dates:	The 25th of each month in each year from (and including) July 25, 2006 to (and including) the Termination Date, subject to adjustment in accordance with the Following Business Day Convention.

Floating Amount I:
Floating Rate I Payer:	DBAG
Floating Rate I:	With respect to any Payment Date, the Pass-Through Rate (as defined in the Pooling and Servicing Agreement) for the Class A-1-1 Certificates immediately prior to that Payment Date.
Floating Amount I:	With respect to each Payment Date, the product of (x) the Floating Rate I for that Payment Date (y) the Notional Amount for that Payment Date, and (z) the Floating Rate I Day Count Fraction.
Floating Rate I Day Count Fraction:	Actual/360
Compounding:	Inapplicable
Floating Amount II:
Floating Rate II Payer:	Counterparty
Floating Rate II:

With respect to any Payment Date, the lesser of (a) the sum of (1) the Pass-Through Rate (as defined in the Pooling and Servicing Agreement) for the Class A-1-1 Certificates immediately prior to that Payment Date plus (2) 0.06% per annum for any Payment Date on or prior to the first Optional Termination Date (as defined in the Pooling and Servicing Agreement) and 0.12% per annum for any Payment Date after the first Optional Termination Date (as defined in the Pooling and Servicing Agreement) and (b) the weighted average of the Net Mortgage Rates (as defined in the Pooling and Servicing Agreement) for that Payment Date.

Floating Amount II:	With respect to each Payment Date, the product of (x) the Floating Rate II for that Payment Date (y) the Notional Amount for that Payment Date, and (z) the Floating Rate II Day Count Fraction.
Floating Rate II Day Count Fraction:	Actual/360
Compounding:	Inapplicable

Business Days for Payments by Both Parties:	New York.
Amendment to Section 2(c) of the Agreement:

Notwithstanding anything to the contrary in Section 2(c) of the Agreement, amounts that are payable with respect to any Payment Date shall be netted, as provided in Section 2(c) of the Agreement, even if such amounts are not due on the same payment date.  For avoidance of doubt, payments on Early Termination determined pursuant to Section 6(e) shall be determined separately for each Transaction under the Agreement and the netting provisions of Section 2(c) of the Agreement shall not apply to such payments.

Notwithstanding anything to the contrary in this Confirmation, if for any Calculation Period, Floating Amount I is greater then Floating Amount II, than DBAG’s netted payment under this Confirmation shall be the greater of (i) zero and (ii) (a) (Floating Amount I minus Floating Amount II) minus (b) the Class A-1-1 Amount (as defined in the Pooling and Servicing Agreement).

Procedural Terms:
Account Details:
Payments to DBAG:	Deutsche Bank Trust Company – Americas ABA # 021001033 Bene Acct. # 014-19-663 Bene Acct. Name: NYLTD Funds Control – Star West Ref: IndyMac DBALT 2006-AR2 SWAP Payment (Global No. N490669N)
Payments to Counterparty:	Wells Fargo Bank, National Association ABA # 121-000-248 Acct # 3970771416 Acct Name: SAS Clearing For Further Credit: DBALT 2006-AR2, Supplemental Interest Account, # 50926804
Assignment:	DBAG will not unreasonably withhold or delay its consent to an assignment of this Transaction to any other third party.

Please confirm that the foregoing correctly sets forth the terms of our agreement by having an authorized officer sign this Confirmation and return it via facsimile to:

Attention: Derivative Documentation

Telephone: 44 20 7547 4755

Facsimile: 44 20 7545 9761

E-mail: derivative.documentation@db.com

This message will be the only form of Confirmation dispatched by us. If you wish to exchange hard copy forms of this Confirmation, please contact us.

For and on behalf of DEUTSCHE BANK AG, NEW YORK BRANCH (RMBS Derivatives Desk)

For and on behalf of

HSBC BANK USA, NATIONAL ASSOCIATION, not in its individual or corporate capacity but solely as Trustee for the Supplemental Interest Trust for Deutsche Alt-A Securities Mortgage Loan Trust, Series 2006-AR2

/s/ Diane Anderson Name: Diane Anderson Title: Assistant Vice President Date: June 30, 2006	/s/ Elena Zheng Name: Elena Zheng Title: Assistant Vice President Date: June 30, 2006
/s/ John Farrell Name: John Farrell Title: Vice President Date: June 30, 2006